UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KUN RUN BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0517550
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Free Trade Zone 168 Nanhai Avenue, Haikou City Hainan Province, China 570216 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: ______

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

The following is a summary of the material terms of the registrant's common stock.  This summary is subject to and qualified in its entirety by the Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the registrant consists of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.  The holders of common stock: (1) are entitled to one vote per share on all matters that the stockholders may vote on at meetings of stockholders; (2) do not have pre-emptive, subscription or conversion rights, and there are no redemption of sinking fund provisions applicable thereto; and (3) are entitled to share ratably in the assets of the registrant, after the payment of all debts and liabilities, available for distribution to holders of common stock upon the liquidation, dissolution or winding up of affairs of the registrant.  The registrant has no preferred stock, debentures, warrants, options or other instruments outstanding or that could be converted into common stock of the registrant.

Holders of shares of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares (the “majority stockholders”), when voting for the election of directors, can elect all of the directors and, in such situations, the holders of the remaining shares will not be able to elect as the registrant's directors anyone other than those candidates supported by the majority stockholders. Holders of shares of the common stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore.

On March 10, 2006, the registrant’s Board of Directors approved an amendment to the registrant’s Articles of Incorporation to modify the registrant’s capital structure to allow for the issuance of 110,000,000 total equity shares consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share and 10,000,000 shares of preferred stock, with a par value of $0.001 per share.

Item 2.   Exhibits.

Exhibit Number	Description
1	Amended and Restated Articles of Incorporation of the registrant.

2	Amended and Restated Bylaws of the registrant.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Kun Run Biotechnology, Inc. (Registrant)

Date: April 13, 2009	By:	/s/ Xiaoqun Ye
Name: Xiaoqun Ye
Title: Chief Executive Officer